EXHIBIT 10.32

	ABWICKLUNGSVEREINBARUNG		TERMINATION AGREEMENT

	(„Vereinbarung")		("Agreement")

	zwischen		between

Diebold Nixdorf Holding Germany GmbH
Heinz-Nixdorf-Ring 1
33106 Paderborn
Deutschland / Germany

	(„Gesellschaft")		("Company")

	und		and

Herrn Olaf Heyden
Stenzelbergstrasse 3, 53340 Meckenheim
Deutschland / Germany

	(„Herr Heyden")		("Mr. Heyden")

	(gemeinsam auch als die		(jointly also referred to as the "Parties")
„Parteien" bezeichnet)

	Vorbemerkung		Preamble

Die Parteien verbindet ein Geschäftsführer-dienstvertrag vom 25. Februar 2021 („Anstellungsvertrag“). Die Gesellschaft hat entschieden, diesen Anstellungsvertrag nicht zu erneuern. Zudem soll Herr Heyden über den 31. Oktober 2023 hinaus nicht mehr als Geschäftsführer tätig sein.
The Parties concluded a Service Agreement dated 25 February 2021 (“Service Agreement”). The Company has decided not to renew the Service Agreement. In addition, Mr. Heyden shall not act as managing director beyond 31 October 2023.

	Zur Abwicklung des Anstellungsverhältnisses zwischen den Parteien vereinbaren die Parteien was folgt:		For the purpose of settling the employment between the Parties, the Parties agree as follows:

1.	Beendigung des Anstellungsvertrags	1.	Termination of Service Agreement

1.1	Die Parteien sind sich darüber einig, dass der Anstellungsvertrag am 31. Oktober 2023 („Beendigungsdatum“) enden wird. Jedes etwaige sonstige Arbeits- oder Dienstverhältnis mit der Gesellschaft oder mit einem im Sinne von § 15 Aktiengesetz (AktG) mit der Gesellschaft verbundenen Unternehmen („Verbundenes Unternehmen“) endet ebenfalls zum Beendigungszeitpunkt. Die Unterzeichner der Gesellschaft handeln insoweit als Vertreter der Verbundenen Unternehmen.	1.1	The Parties agree that the Service Agreement shall end on 31 October 2023 (“Termination Date”). Any other employment or service relationship with the Company or an affiliated company in the meaning of Section 15 of the German Stock Corporation Act (Aktiengesetz – AktG) ("Affiliates") shall also end at the Termination Date. To this extent, the undersigned of the Company act as representatives of the Affiliates.

1.2	Bis zum Beendigungsdatum wird das Anstellungsverhältnis zwischen Herrn Heyden und der Gesellschaft gemäß dem Anstellungsvertrag nach Maßgabe der folgenden Bestimmungen durchgeführt und abgewickelt.	1.2	Until the Termination Date, Mr. Heyden’s employment with the Company shall be executed and processed on the basis of the Service Agreement and the provisions agreed herein.

2.	Amtsniederlegung; Entlastung	2.	Resignation from office; Approval of Actions

2.1	Herr Heyden wird sein Amt als Geschäftsführer der Gesellschaft mit Wirkung zum Ablauf des 31. Oktober 2023 einvernehmlich niederlegen. Die Gesellschaft wird nach Amtsniederlegung eine unverzügliche Löschung der Eintragung des Geschäftsführers als Geschäftsführer aus dem Handelsregister der Gesellschaft veranlassen.	2.1	Mr. Heyden shall resign from his office as managing director of the Company by mutual agreement with effect as of the expiration of 31 October 2023. Upon resignation, the Company shall cause the immediate deletion of the entry of Mr. Heyden as managing director from the commercial register of the Company.

2.2	Ferner wird Herr Heyden seine Ämter bei der Gesellschaft und bei Verbundenen Unternehmen sowie Positionen, die er im Interesse der Gesellschaft oder Verbundenen Unternehmen wahrnimmt, mit Wirkung zum Ablauf des 31. Oktober 2023 oder zum nächstmöglichen Zeitpunkt einvernehmlich niederlegen bzw. abberufen werden. Dies betrifft insbesondere Ämter in den folgenden Gesellschaften: • Diebold Nixdorf Holding Germany GmbH • Diebold Nixdorf Systems GmbH • IP Management GmbH • Diebold Nixdorf Vermögens-verwaltungs GmbH	2.2	Furthermore, Mr. Heyden will resign or be dismissed from his offices at the Company and at Affiliates as well as from positions he holds in the interest of the Company or any Affiliate by mutual agreement with effect as of the expiration of 31 October 2023 or the next possible date. This applies in particular to offices held in the following companies:
• Diebold Nixdorf Holding Germany GmbH
• Diebold Nixdorf Systems GmbH
• IP Management GmbH
			• Diebold Nixdorf Vermögens-verwaltungs GmbH

2.3	Die Gesellschafterin der Gesellschaft wird über eine Entlastung von Herrn Heyden im regulären Geschäftsgang entscheiden. Derzeit sind keine Umstände bekannt, die einer Entlastung entgegenstehen könnten. Deshalb geht die Gesellschaft derzeit von einer vollständigen Entlastung aus. Entsprechendes gilt auch für seine Tätigkeiten in Verbundenen Unternehmen.	2.3	The Company’s shareholder shall decide on the approval of actions of Mr. Heyden in the regular course of business. At present, there are no known circumstances that could prevent an approval. Therefore, the Company currently assumes that a complete approval will be decided on. The same shall also apply to his activities for Affiliates.

3.	Festvergütung und variable Vergütung; Mobility Allowance	3.	Remuneration and Variable Remuneration; Mobility Allowance

3.1	Die Gesellschaft wird die zeitanteiligen, monatlichen Raten der jährlichen Festvergütung in Höhe von brutto EUR 523,544,00 bis zum Beendigungsdatum ordnungsgemäß abrechnen und an Herrn Heyden auszahlen.	3.1	The Company shall duly calculate and pay out to Mr. Heyden the pro-rated monthly instalments of the annual fixed salary in the gross amount of EUR 523,554.00 until the Termination Date.

3.2	Ferner wird die Gesellschaft an Herrn Heyden die monatliche Mobility Allowance in Höhe von EUR 1.835,00 brutto entsprechend Ziffer 10 des Anstellungsvertrags bis zum Beendigungsdatum fortzahlen.	3.2	Further, the Company shall continue to pay Mr. Heyden the monthly Mobility Allowance in the gross amount of EUR 1,835.00 in accordance with Section 10 of the Service Agreement until the Termination Date.

3.3	Herr Heyden erhält für das Kalenderjahr 2023 eine kurzfristige variable Vergütung gemäß des Annual Incentive Plan (AIP) der Diebold Nixdorf Gruppe. Die AIP-Zahlung wird ratierlich bis zur Beendigung seiner Tätigkeit als Geschäftsführer bis zum 31. Oktober 2023, auf Basis der tatsächlichen Zielerreichung berechnet. Eine Auszahlung erfolgt spätestens im April 2024.	3.3	For the calendar year 2023, Mr. Heyden shall receive a short-term variable remuneration pursuant to the Annual Incentive Plan (AIP) of the Diebold Nixdorf Group. The AIP payment shall be calculated on a pro-rated basis until the end of his service as managing director until 31 October 2023, on the basis of the actual target achievement. The payment shall be made latest in April 2024.

3.4	Herrn Heyden stehen keine Ansprüche auf Long-Term Incentive Zahlungen aus dem applicable Equity and Performance Incentive Plan of Diebold Nixdorf Incorporated zu.	3.4	Mr. Heyden shall have no claim to long-term variable remuneration under the Equity and Performance Incentive Plan of Diebold Nixdorf Incorporated.

3.5	Die Parteien sind sich einig, dass darüber hinaus keine weiteren Ansprüche auf eine variable Vergütung bestehen.	3.5	The Parties agree that there shall be no further claims to any variable remuneration.

3.6	Herr Heyden ist nicht verpflichtet, gezahlte Retention Boni zurückzuzahlen.	3.6	Mr. Heyden shall not be obligated to pay back any retention bonus payments.

4.	Abfindung	4.	Severance

4.1	Die Gesellschaft zahlt Herrn Heyden als Entschädigung für die Beendigung des Anstellungsvertrags eine Abfindung gemäß Ziffer 11.6 des Dienstvertrags. Diese beträgt EUR 2.094.216,00 brutto abzüglich der Vergütung, die Herr Heyden für den Zeitraum erhält, in dem er von seinen Arbeitspflichten freigestellt wird. Die Abfindung wird in 12 gleichen monatlichen Raten jeweils zum Monatsende ab dem Monat, der auf das Beendigungsdatum folgt, gezahlt.	4.1	The Company shall pay to Mr. Heyden a severance for the termination of the employment pursuant to Section 11.6 of the Service Agreement. The severance shall amount to EUR 2,094,216.00 gross reduced be any and all remuneration paid to Mr. Heyden for a period during which he is released from his duties. The severance payment shall be made in 12 equal monthly payments at the end of each month starting in the month after the Termination Date.

4.2	Die Zahlung der Abfindung steht unter dem Vorbehalt, dass Herr Heyden mit der vollständigen Freistellung der Unternehmen der Diebold Nixdorf Gruppe, deren Geschäftsführer, Vertreter und Mitarbeiter gemäß Ziffer 14 dieser Vereinbarung einverstanden ist.	4.2	Payment of the severance is subject to the provision that Mr. Heyden agrees to the full and complete release of any and all companies of the Diebold Nixdorf Group, its managing directors, representatives and employees in accordance with Section 14 of this Agreement.

4.3	Die Abfindung wird, wie in Ziffer 4.1 geregelt, unter Abzug gesetzlicher Abgaben zur Zahlung fällig und erfüllbar; mit Unterzeichnung dieser Vereinbarung ist der Anspruch auf die Abfindung entstanden und vererblich.	4.3	The severance shall be due and payable according to Sec 4.1 after deduction of applicable duties; the claim to the severance shall have accrued and be inheritable upon signing of this Agreement.

4.4	Auf die Abfindung werden etwaige Abfindungsansprüche angerechnet, zu deren Zahlung die Gesellschaft nach deutschem Recht verpflichtet ist.	4.4	Any severance claims, which the Company is obligated to pay to Mr. Heyden under German law, shall be offset against the severance, if any, under this Agreement.

5.	Urlaub	5.	Vacation

	Herr Heyden erhält für die Abgeltung seinen unverbrauchten Urlaubs eine Zahlung zahlbar am Beendigungsdatum.		Mr. Heyden shall receive a compensation for accrued but untaken vacation payable on the Termination Date.

6.	Spesen	6.	Expenses

	Eventuelle noch ausstehende dienstlicheReisen-/ Spesenabrechnungen sind bis zum Beendigungsdatum einzureichen und werden nach Maßgabe der Reisekostenrichtlinie der Gesellschaft abgerechnet.		Any outstanding travel/expense claims must be submitted by the Termination Date and shall be accounted according to the Company’s Travel Expenses Guideline.

7.	Steuerberatungskosten / Outplacement	7.	Tax Advisory Expenses / Outplacement

7.1	Die Gesellschaft erstattet Herrn Heyden für das Steuerjahr 2022 und 2023 Steuerberatungskosten gegen Beleg in Höhe von bis zu USD 10.000,00 brutto für jedes Steuerjahr, vorausgesetzt, dass die Steuerunterlagen für das relevante Steuerjahr bis zum 30. November des Folgejahrs bei dem Steuerberater eingereicht wurden.	7.1	The Company shall reimburse Mr. Heyden for tax advisory expenses for the tax years 2022 and 2023 against receipt of up to USD 10,000 gross for each year, provided that such receipts are delivered to the tax advisors by November 1st of the year following the relevant tax year.

7.2	Die Gesellschaft erstattet Herrn Heyden die Kosten für eine Outplacement-Beratung, die Herr Heyden innerhalb von zwei Jahren ab dem Beendigungsdatum in Anspruch nimmt, in Höhe von bis zu USD 7.500,00 brutto gegen Beleg.	7.2	The Company shall reimburse Mr. Heyden for the costs of an outplacement which he attends within two years from the Termination Date, of up to USD 7,500.00 gross against receipt.

8.	Betriebliche Altersversorgung	8.	Company Pension Scheme

	Ansprüche auf betriebliche Altersversorgung richten sich nach den bestehenden Regelungen und den gesetzlichen Bestimmungen. Für 2023 wird der von der Gesellschaft zu zahlende jährliche Beitrag voll bezahlt. Die Parteien sind sich darüber einig, dass die betriebliche Altersversorgung unverfallbar ist.		Any claims to a company pension shall be based on the applicable company regula-tions as well as the statutory regulations. For 2023, the full annual contribution payable by the Company will be paid. The Parties agree that the company pension is vested.

9.	Rückgabe von Gegenständen	9.	Return of Company Property

9.1	Herr Heyden hat sämtliche der Gesellschaft oder einem Verbundenen Unternehmen gehörenden Gegen-stände, die sich in seinem Besitz befinden, vollständig und in ordnungsgemäßem Zustand am letzten Arbeitstag vor dem Beendigungsdatum an die Gesellschaft zurückzugeben.	9.1	Mr. Heyden shall return all items that belong to the Company or one of its Affiliates and that he still holds in his possession, in proper condition on the last working day prior to the Termination Date.

9.2	Die Rückgabepflicht erstreckt sich insbesondere auf alle ihm überlassenen Gegenstände, Geräte und alle Unterlagen, die im Zusammenhang mit der Tätigkeit als Geschäftsführer bei der Gesellschaft entstanden sind. Zu diesem Eigentum und Unterlagen zählen u.a. Schlüssel für Firmengebäude, Laptop, Mobiltelefon, Zugangsausweis, Geschäftspapiere, Hard- und Software, alle gespeicherten Daten und Informationen, die die Gesellschaft oder ein Verbundenes Unternehmen betreffen, Zeichnungen, Skizzen, Briefe, Besprechungsberichte, handschriftliche Notizen, Fotos, Literatur usw. sowie Kopien und Abschriften dieser Unterlagen, gleich auf welchem Datenträger.	9.2	This obligation extends in particular to all objects, equipment and all documents provided to him in connection with his activity as managing director of the Company. Such property and documents include, but are not limited to, keys for company buildings, laptops, mobile telephones, access cards, business papers, hardware and software, all stored data and information relating to the Company or one of its Affiliates, drawings, sketches, letters, meeting reports, handwritten notes, photographs, literature, etc. as well as copies and transcripts of such documents, no matter on which data carrier.

9.3	Ferner ist Herr Heyden verpflichtet, alle auf den von ihm privat genutzten Computern gespeicherten Daten und Programme, die ihm im Hinblick auf seine Tätigkeit überlassen bzw. wegen seiner Tätigkeit gespeichert wurden, der Gesellschaft auf Datenträger kopiert zur Verfügung zu stellen und anschließend auf den betreffenden Computern zu löschen. Herr Heyden wird bestätigen, die entsprechenden Daten bzw. Programme gelöscht zu haben.	9.3	Furthermore, Mr. Heyden is obligated to make available to the Company all data and programs stored on the computers used by him privately, which were provided to him with regard to his activity or were stored because of his activity, copied onto data carriers and then to delete them from the computers. Mr. Heyden will confirm that he has deleted the relevant data or programs.

9.4	Ein Zurückbehaltungsrecht hinsichtlich der in den vorhergehenden Absätzen genannten Gegenstände und Unterlagen ist ausgeschlossen.	9.4	A right of retention regarding the property and documents listed in the above paragraphs shall be excluded.

10.	Verschwiegenheitspflicht	10.	Confidentiality

	Herr Heyden verpflichtet sich, auch nach Beendigung des Anstellungsvertrags, Stillschweigen über alle vertraulichen Angaben sowie Betriebs- und Geschäftsgeheimnisse der Gesellschaft und Verbundener Unternehmen zu bewahren. Dies gilt nicht für Informationen, die auf andere Weise als durch einen Verstoß gegen diese Verschwiegenheitspflicht öffentlich bekannt werden. Die Verschwiegenheitspflicht aus Ziffer 3 des Anstellungsvertrags bleibt unberührt. Die Parteien werden auch den Inhalt dieser Vereinbarung und die sie begleitenden Umstände vertraulich behandeln, soweit nicht zwingendes Recht eine Offenlegung erfordert oder die Offenlegung zur Durchsetzung von Rechten erforderlich ist.		Mr. Heyden undertakes, also following the termination of the Service Agreement, to observe confidentiality with regard to all confidential information and trade and operational secrets of the Company and its Affiliates. This shall not apply to information that becomes publicly known other than through a violation of this confidentiality obligation. The confidentiality obligation as agreed in Section 3 of the Service Agreement remains unaffected. The Parties shall also treat the content of this Agreement and the circumstances accompanying it as confidential, unless mandatory law requires disclosure or disclosure is necessary to enforce rights.

11.	Zeugnis	11.	Reference letter

	Herr Heyden erhält ein qualifiziertes Zeugnis, welches der Gesamtnote „sehr gut" entspricht, eine entsprechende Dankes-, Bedauerns- und Gute-Wünsche-Formel enthält, und das sich auf Führung und Leistung erstreckt und im rechtlich zulässigen Rahmen seine Formulierungswünsche berücksichtigt. Herr Heyden ist berechtigt, einen Zeugnisentwurf vorzulegen, von dessen Inhalt die Gesellschaft nur aus wichtigem Grund abweichen darf.		The Company shall provide Mr. Heyden with a benevolent, qualified reference letter with the mark “very good” with a corresponding formula of thanks, regret and best wishes, and which covers conduct and performance and, as far as legally possible, Mr. Heyden's proposals for the wording of the letter will be taken into account. Mr. Heyden shall be entitled to provide the Company with a draft reference letter from which the Company may only deviate for important reasons.

12.	Versicherungen	12.	Insurances

12.1	Die Gesellschaft wird die D&O-Versicherung für Herrn Heyden gemäß Ziffer 7.6 des Anstellungsvertrags für einen Zeitraum von mindestens 10 Jahren nach dem Beendigungsdatum weiterführen.	12.1	The Company shall continue to maintain the D&O insurance for Mr. Heyden in line with Section 7.6 of the Service Agreement for a period of at least 10 years after the Termination Date.

12.2	Ferner wird die Gesellschaft folgende Versicherungen gemäß Ziffer 7.5 des Anstellungsvertrags zugunsten von Herrn Heyden bis zum Beendigungsdatum weiterführen:	12.2	Furthermore, the Company shall continue to maintain the following insurances in favour of Mr. Heyden in line with Section 7.5 of the Service Agreement until the Termination Date:

• Dienstreise-Unfallversicherung
• Auslands-Reisekrankenversicherung
• Reisegepäck-Versicherung
• Verkehrsrechtsschutz-Versicherung für Dienstreisen
• Privathaftpflicht-Versicherung
• Unfallversicherung
• Fluggastversicherung	• Business travel accident insurance
• Foreign travel health insurance
• Baggage insurance
• Motor legal protection insurance for business travel
• Private liability insurance
• Accident insurance
			• Air passenger insurance

13.	Nachvertragliches Wettbewerbsverbot; Abwerbeverbot	13.	Post-Contractual Non-Compete; Non-Solicitation

13.1	Die Parteien sind sich darüber einig, dass das nachvertragliche Wettbewerbsverbot gemäß Ziffer 14 des Anstellungsvertrags nicht aufrechterhalten bleibt.	13.1	The Parties agree that the post-contractual non-compete covenant pursuant to Section 14 of the Service Agreement shall not be upheld

13.2	Die Parteien sind sich darüber einig, dass kein Anspruch auf eine Karenz-entschädigung besteht.	13.2	The Parties agree that no claim to a compensation payment for the post-contractual non-compete exists.

13.3	Das Abwerbeverbot gemäß Ziffer 15 des Anstellungsvertrags bleibt aufrecht-erhalten.	13.3	The non-solicitation obligation pursuant to Section 15 of the Service Agreement shall continue to apply.

14.	Erledigungsklausel	14.	Settlement Clause

	Die Parteien sind sich einig, dass mit Unterzeichnung dieser Vereinbarung sämtliche Ansprüche des Herrn Heyden aus dem Anstellungsverhältnis und seiner Beendigung, gleich aus welchem Rechtsgrund, seien sie bekannt oder unbekannt, erledigt sind, mit Ausnahme der in dieser Vereinbarung geregelten Ansprüche. Dasselbe gilt für Ansprüche im Zusammenhang mit dem Anstellungsverhältnis und seiner Beendigung. Diese Erledigung gilt auch für Ansprüche gegen mit der Gesellschaft verbundene(n) Unternehmen, Von S. 1 dieser Ziffer ausgenommen sind Ansprüche, auf die nur mit Zustimmung Dritter verzichtet werden kann sowie andere unverzichtbare Ansprüche.		The Parties agree that with the signing of this Agreement, all claims of Mr. Heyden arising from the Service Agreement and its termination, regardless of their legal grounds, be they known or unknown, are deemed settled, with the exception of the claims set forth herein. The same shall apply to claims in connection with the service relationship and its termination. The settlement shall also apply to claims against any affiliated companies for the Company. Claims which can only be waived with the consent of third parties and other indispensable claims are excluded from Sentence 1 of this Section.

	Diese Erledigung hat keinen Einfluss auf etwaige Ansprüche der Gesellschaft, die sich aus der Tätigkeit von Herrn Heyden als Geschäftsführer der Gesellschaft ergeben, die erst nach Erteilung der Entlastung nach den anwendbaren gesetzlichen und gesellschaftsrechtlichen Regelungen sowie regulatorischen Vorschriften erledigt werden können.		The above settlement shall not affect those claims of the Company, if any, arising from Mr. Heyden’s activity as managing director which can only be settled once approval of actions under the applicable legal and company rules as well as regulatory requirements has been granted.

15.	Schlussbestimmungen	15.	Miscellaneous

15.1	Sollten einzelne Bestimmungen dieser Vereinbarung unwirksam sein oder werden, so sind sich die Parteien darüber einig, dass die Vereinbarung im Übrigen wirksam bleibt. Die Parteien verpflichten sich, die unwirksame Bestimmung durch eine wirksame zu ersetzen, die dem Sinn und Zweck der Vereinbarung in tatsächlicher, rechtlicher und wirtschaftlicher Hinsicht am nächsten kommt. Ebenso ist zu verfahren, wenn diese Vereinbarung eine Lücke aufweist.	15.1	In case that some stipulations of this Agreement are invalid or become invalid, the Parties hereby agree that the Agreement as such shall remain effective. The Parties hereby undertake to replace the invalid provision by another provision which comes closest to the intended factual, legal and economic effect of the invalidated provision. The same shall apply in case of any regulative gap in this Agreement.

15.2	Änderungen und Ergänzungen dieser Vereinbarung bedürfen der Schriftform. Dies gilt insbesondere auch für Änderungen und Ergänzungen dieser Schriftformklausel. Der Vorrang der Individualabrede (§ 305b BGB) bleibt jedoch unberührt.	15.2	Any modifications and amendments of this Agreement must be made in writing. This applies especially to modifications and amendments of this clause. However, any subsequent individual agreements on this shall prevail (Section 305b German Civil Code).

15.3	Diese Vereinbarung ist in deutscher und englischer Sprache ausgefertigt. Im Falle eines Widerspruchs zwischen der deutschen und der englischen Fassung hat die deutsche Fassung Vorrang.	15.3	This Agreement is issued in German and English language. In case of contradictions between the German and the English version, the German version shall prevail.

_____________________________	_____________________________
Ort/Place, Datum/Date	Ort/Place, Datum/Date

_____________________________	_____________________________

Diebold Nixdorf Holding Germany GmbH, vertreten durch die alleinige Gesellschafterin Diebold Nixdorf Incorporated, diese wiederum vertreten durch Elizabeth Radigan / represented by its sole shareholder Diebold Nixdorf Incorporated, which in turn is represented by Elizabeth Radigan
Olaf Heyden